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                                                                   EX. 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


Mellon Bank Corporation (parent Corporation) (a)
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
                                                           Three months ended
                                                                 March 31,
(dollar amounts in thousands)                                 1995      1994
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
Income before income taxes and equity in
  undistributed net income (loss) of subsidiaries         $ 91,890   $46,740

Fixed charges: interest expense, one-third of
  rental expense net of income from subleases,
  and amortization of debt issuance costs                   24,503    24,370
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     Total earnings (as defined)                          $116,393   $71,110
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Preferred stock dividend requirements (b)                 $ 15,720   $25,039
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Ratio of earnings (as defined) to fixed charges               4.75      2.92

Ratio of earnings (as defined) to combined fixed
  charges and preferred stock dividends                       2.89      1.44
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
(a) The parent Corporation ratios include the accounts of Mellon Bank Corporation (the "Corporation") and Mellon Financial Company, a wholly owned subsidiary of the Corporation that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation. Because these ratios exclude from earnings the equity in undistributed net income (loss) of subsidiaries, these ratios vary with the payments of dividends by such subsidiaries.

(b) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.


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